Exhibit 10.19

AMENDMENT TO SEVERANCE AGREEMENT

with Larry E. Finger

THIS AMENDMENT TO SEVERANCE AGREEMENT (this “Amendment”), effective as of February 16, 2005, by and between FEDERAL REALTY INVESTMENT TRUST, a Maryland real estate investment trust (“Employer”), and LARRY E. FINGER (“Employee”‘), amends that certain Severance Agreement, dated as of March 1, 2002, by and between Employer and Employee (the “Severance Agreement”).

A. Since the Severance Agreement was signed, Employee has been promoted from Senior Vice President – Chief Financial Officer to Executive Vice President – Chief Financial Officer.

B. Employer, acting through its Board of Trustees, and Employee have determined that it is in the best interest of Employer and Employee to modify the Severance Agreement to reflect Employee’s promotion.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Severance Agreement as follows:

1. Section 1(b)(ii) of the Severance Agreement is hereby amended by deleting the reference therein to “Washington, D.C.” and replacing it with “the office where the Employee is headquartered.”

2. Section 6(b) of the Severance Agreement entitled “Termination of Employment Following Change in Control” is hereby deleted in its entirety and the following is substituted therefor:

(b) Termination of Employment Following Change in Control. Employee shall be entitled to the benefits provided in this Section 6 if a Change in Control occurs and Employee’s employment with Employer is terminated (i) under any of the circumstances in Sections 1(a) or 1(b) within a period of two years after the occurrence of such Change in Control, or (ii) for any reason, either voluntarily or involuntarily, during the 30-day period beginning on the first anniversary of such Change of Control, unless such termination is because of Employee’s death, Disability or Retirement. The term “Retirement” shall mean termination of employment in accordance with (x) a qualified employee pension or profit-sharing plan maintained by Employer, or (y) Employer’s retirement policy in effect immediately prior to the Change in Control. For purposes of this Section 6, Employee’s employment shall be terminated by written notice delivered by either Employer or Employee to the other party. The date of Employee’s termination of employment shall be the earlier of the date of Employee’s or Employer’s written notice terminating Employee’s employment with Employer, unless such notice shall specify an effective date of termination occurring later than the date of such notice, in which event such specified effective date shall govern (“Termination Date”).

3. Section 6(c) of the Severance Agreement entitled “Payment of Benefits upon Termination” is hereby deleted in its entirety and the following is substituted therefor:

(c) Payment of Benefits upon Termination. If, after a Change in Control has occurred, Employee’s employment with Employer is terminated in accordance with Section 6(b) above, then Employer shall pay to Employee and provide Employee, his or her beneficiaries and estate, the following:

(i) Employer shall pay to Employee a single cash payment equal to two (2) year’s salary. For the purpose of calculating amounts payable pursuant to this Section 6(c), “salary” shall be an amount equal to (A) the greater of (1) Employee’s highest annual base salary paid during the previous three (3) years or (2) Employee’s annual base salary in the year of termination, plus (ii) the greatest annual aggregate amount of any annual bonus paid to Employee in respect of any of the three (3) fiscal years immediately preceding such termination (without giving effect to any accelerated vesting which may have occurred as a result of the Change in Control). For purposes of the preceding sentence: (a) the term “salary” shall not include any cash or equity-based incentive award intended to be a long-term incentive award, including awards made pursuant to Employer’s 2003 Long-Term Incentive Award Program; (b) an annual bonus paid in the form of stock will be considered to have been paid in respect of a particular year if (i) in the case of a bonus paid under Employer’s annual Incentive Bonus Plan in effect for the applicable year (as the same may be amended from time or time, or any successor plan, the “Bonus Plan”), the stock bonus was awarded in respect of that year, even if it did not vest in that year, or (ii) in the case of any other stock bonus, the shares vested in that year (other than as a result of the Termination Without Cause); (c) a stock bonus will be valued (i) in the case of a bonus paid under the Bonus Plan, at a figure equal to the number of shares awarded, multiplied by the per-share value (closing price) on the date on which the bonus was approved by the Compensation Committee of Employer’s Board of Trustees, and (ii) in the case of any other stock bonus, at a figure equal to the number of shares that vested, multiplied by the per-share value (closing price) on the date on which they vested; and (d) notwithstanding the valuation provisions in clause (c) above, if Employee elected to receive all or any portion of an annual bonus in the form of stock rather than cash, the maximum amount to be included as bonus in the computation of “salary” for that year shall be the amount of cash bonus otherwise payable without taking into account any additional stock granted in consideration for delayed vesting. Payment also will be made for vacation time that has accrued, but is unused as of the date of termination. If Employee’s employment is terminated by Employee by a written notice which specifies a Termination Date at least five (5) business days later than the date of such notice, the payment shall be made on the Termination Date. If Employee gives less than five (5) business days notice, then such payment shall be made within five (5) business days of the date of such notice. Notwithstanding the above, if Employee’s termination of employment occurs under the circumstances described in clause (ii) of Section 6(b) (i.e., for any reason, either voluntarily or involuntarily, during the 30-day period beginning on the first anniversary of such Change of Control, unless such termination is because of Employee’s death, Disability or Retirement), then if and to the extent required in order to comply with Section 409A of the Code, as determined by the Employer, the payment to Employee shall be delayed until six months and one day after the Termination Date;

(ii) Employee shall receive Full Benefits for two (2) years following the Termination Date;

(iii) Employer, to the extent legally permissible, shall continue to provide to Employee all other officer perquisites, allowances, accommodations of employment, and benefits on the same terms and conditions as such are from time to time made available generally to the other officers of Employer but in no event less than the highest level of the perquisites, allowances, accommodations of employment and benefits that were available to Employee during the last twelve (12) months of Employee’s employment prior to the Change in Control for a period of two (2) years following the Termination Date;

(iv) For the purposes of this Section 6(c), Employee’s right to receive officer perquisites, allowances and accommodations of employment is intended to include (A) Employee’s right to have Employer provide Employee for a period not to exceed nine (9) months from Employee’s Termination Date with a telephone number assigned to Employee at Employer’s offices, telephone mail and a secretary to answer the telephone; provided, however, such benefits described in this Section 6(c)(iv)(A) shall not include an office or physical access to Employer’s offices and will cease upon the commencement by Employee of employment with another employer, and (B) Employee’s right to have Employer make available at Employer’s expense to Employee at Employee’s option the services of an employment search/outplacement agency selected by Employee for a period not to exceed nine (9) months.

(v) Upon the occurrence of a Change in Control, all restrictions on the receipt of any option to acquire or grant of Voting Securities to Employee shall lapse and such option shall become immediately and fully exercisable. Notwithstanding any applicable restrictions or any agreement to the contrary, Employee may exercise any options to acquire Voting Securities as of the Change in Control by delivery to Employer of a written notice dated on or prior to the expiration of the stated term of the option.

4. Section 6(d) of the Severance Agreement entitled “Redemption” is hereby deleted in its entirety and the following is substituted therefor:

(d) Intentionally left blank.

5. As amended hereby, the Severance Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment to Severance Agreement to be effective as of the day and year indicated above.

/s/ Larry E. Finger
Employee’s Signature

Employee’s Permanent Address:

Great Falls, Virginia

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Mark S. Ordan
	Name:	Mark S. Ordan
	Title:	Chairman of the Board

Address:
1626 East Jefferson Street Rockville, Maryland 20852